Exhibit 5.1
[LLB & L LETTERHEAD]
December 28, 2007
Natural Health Trends Corp.
2050 Diplomat Drive
Dallas, Texas
Ladies and Gentlemen:
     We have acted as special counsel to Natural Health Trends Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 3,195,952 shares of common stock, par value $.001 per share (the “Shares”), 1,700,000 of which are issuable in connection with variable rate convertible debentures, and 1,495,952 of which are issuable upon the exercise of certain warrants (collectively, the “Underlying Common Stock”), all as described in the Registration Statement.
     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation, (a) the Certificate of Incorporation of the Company, (b) the Bylaws of the Company and (c) certain resolutions adopted by the board of directors of the Company. We have relied, with respect to certain factual matters, on the representations of officers of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.
     Based upon the foregoing, we are of the opinion that the Underlying Common Stock has been duly authorized by all necessary corporate action and such Underlying Common Stock, when issued and delivered in accordance with the terms of the variable rate convertible debentures or the exercise of the warrants, as the case may be, will be legally issued, fully paid and nonassessable.
     This opinion is limited to the laws of the State of Delaware and the federal laws of the United States of America, each as presently in effect, and is based upon our review of such laws and the reported judicial decisions interpreting such laws. We do not express any opinion as to the laws of any other jurisdiction and we express no opinion as to the effect of any other laws on the opinions stated herein.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such opinion and consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours, LOCKE LORD BISSELL & LIDDELL LLP
By:	/s/ John B. McKnight
John B. McKnight